FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30, 2008	December 31, 2007	September 30, 2007
ASSETS	(Unaudited)	(Audited)	(Unaudited)
Cash and cash equivalents:
Cash and due from banks	$19,954	$24,735	$19,818
Federal funds sold	0	0	0
Total cash and cash equivalents	19,954	24,735	19,818
Securities:
Available-for-sale, at fair value	232,234	295,727	292,113
Held-to-maturity, at cost (fair value $1,718, 1,847and $1,839)	1,786	1,722	1,701
Federal Reserve Bank and FHLB stock, at cost	10,732	9,081	8,509
Net loans	951,761	899,015	912,569
Bank premises and equipment	17,778	16,425	15,235
Intangible assets	9,914	9,847	9,861
Accrued interest receivable and other assets	50,375	41,001	35,471
TOTAL ASSETS	$1,294,534	$1,297,553	$1,295,277

LIABILITIES
Deposits:
Demand	$81,552	$79,834	$83,684
Interest-bearing demand	321,197	288,879	319,833
Savings	74,258	70,379	71,850
Time ($100,000 and over)	179,133	176,249	185,906
Other time	300,040	330,176	324,761
Total deposits	956,180	945,517	986,034
Borrowed funds	224,722	227,832	189,537
Accrued interest payable and other liabilities	15,384	17,062	15,241
Total liabilities	1,196,286	1,190,411	1,190,812

STOCKHOLDERS' EQUITY
Common Stock (par value $1.25 per share)
Authorized: 50,000,000 shares
Issued & outstanding: at September 30, 2008 - 15,955,796 shares, at December 31, 2007 - 15,746,250 shares, and at September 30, 2007 - 15,167,350 shares	19,945	19,683	18,959
Additional paid-in capital	58,700	56,490	55,128
Retained earnings	39,910	33,159	32,894
Accumulated other comprehensive income (loss)	(20,307)	(2,190)	(2,516)
Total stockholders' equity	98,248	107,142	104,465
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,294,534	$1,297,553	$1,295,277

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Year-to-Date	Quarter Ended
	September 30, 2008	September 30, 2008	June 30, 2008	September 30, 2007
INTEREST INCOME
Interest and fees on loans	$44,465	$14,436	$14,538	$17,595
Interest and dividends on securities	11,149	3,696	3,544	3,669
Interest on federal funds sold	12	7	5	5
TOTAL INTEREST INCOME	55,626	18,139	18,087	21,269

INTEREST EXPENSE
Interest-bearing demand	3,192	993	973	2,126
Savings	525	171	164	217
Time ($100,000 and over)	5,161	1,584	1,703	2,423
Other time	9,647	2,878	3,198	4,223
Interest on borrowed funds	7,346	2,379	2,267	2,296
TOTAL INTEREST EXPENSE	25,871	8,005	8,305	11,285

Net interest income before provision for credit losses	29,755	10,134	9,782	9,984
Provision for credit losses	1,150	300	550	300
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	28,605	9,834	9,232	9,684

OTHER INCOME
Service charges	2,332	812	791	709
Net gain on asset sales	1,893	880	162	913
Other	1,914	633	654	614
TOTAL OTHER INCOME	6,139	2,325	1,607	2,236

OTHER EXPENSES
Salaries and employee benefits	9,459	3,236	3,134	2,982
Occupancy expense	1,679	546	535	466
Equipment expense	1,334	463	458	424
Advertising expense	720	240	240	210
Data processing expense	1,235	400	417	460
Other operating expenses	4,481	1,526	1,582	1,331
TOTAL OTHER EXPENSES	18,908	6,411	6,366	5,873

INCOME BEFORE INCOME TAXES	15,836	5,748	4,473	6,047
Provision for income taxes	3,809	1,421	964	1,639
NET INCOME	$12,027	$4,327	$3,509	$4,408

EARNINGS PER SHARE:
Basic	$0.76	$0.27	$0.22	$0.28
Diluted	$0.74	$0.27	$0.22	$0.28

Weighted Average Number of Shares
Basic	15,825,238	15,888,360	15,827,339	15,625,619
Diluted	16,166,444	16,218,396	16,167,453	15,943,649

These financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2007.